Exhibit 3.1

CERTIFICATE OF FORMATION

OF

KKR PRIVATE EQUITY CONGLOMERATE LLC

This Certificate of Formation of KKR Private Equity Conglomerate LLC (the “Company”) has been duly executed and is being filed by Jason Carss, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is KKR Private Equity Conglomerate LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, Delaware 19807.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, Delaware 19807.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of December 6, 2022.

/s/ Jason Carss
Name:	Jason Carss
Title:	Authorized Person